Exhibit 99.1

Actuate Reports Second Quarter 2008 Financial Results

BIRT Momentum Continues with Record Quarterly BIRT-driven Business of $4.0 Million.

Cumulative BIRT Downloads Now Exceed Four Million.

Non-GAAP Operating Income up 227% Sequentially.

SAN MATEO, Calif.--(BUSINESS WIRE)--Actuate Corporation (NASDAQ:ACTU), the leader in delivering Rich Internet Applications Without Limits™, today announced its financial results for the second quarter of 2008.

Financial and Operational Highlights

  Second quarter revenues of $34.6 million and non-GAAP EPS of $0.08;
  Second quarter license revenue of $12.3 million, up 61% sequentially;
  Second quarter maintenance revenues of $18.6 million up 11.4% year-over-year;
  Second quarter non-GAAP operating margin of 19.1%;
  Closed transactions greater than $100,000 with 72 customers in the second quarter, including one revenue transaction over $1 million;
  Record year-to-date BIRT-driven revenues of over $6.5 million, up over 100% year-over-year;
  Record first half operating cash flows of $16.9 million.

“We remain pleased with the continued growth in BIRT. This quarter’s cumulative downloads exceeded the 4 million mark and we generated record BIRT-driven revenues of over $6.5 million during the first half of 2008,” said Pete Cittadini, Actuate's president and CEO.

Revenues for the second quarter of 2008 were $34.6 million, compared with $34.7 million in the second quarter of 2007. License revenues for the second quarter of 2008 were $12.3 million, compared with $14.1 million in the year-ago quarter. Services and maintenance revenues for the second quarter of 2008 totaled $22.3 million, compared with $20.6 million in the second quarter of 2007. Within this line item, maintenance revenues were $18.6 million for the second quarter, up 11.4% compared with $16.7 million in the same period last year.

Net income for the second quarter of 2008, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $2.9 million, or $0.04 per diluted share, compared with net income of $3.4 million or $0.05 per diluted share in the second quarter of 2007.

Cash flow from operations was $4.6 million for the second quarter of 2008. Cash flow from operations for the first half of 2008 totaled $16.9 million versus $16.4 million during the same period last year. Cash, cash equivalents and investments totaled $74.9 million at June 30, 2008 compared with $72.8 million as of March 31, 2008. During the quarter the Company used $2.5 million for share repurchases, and has spent $12.5 million year to date on its stock buyback program.

Non-GAAP net income for the second quarter of 2008 was $4.9 million, or $0.08 per diluted share, compared with non-GAAP net income of $5.4 million, or $0.08 per diluted share in the second quarter of 2007. Non-GAAP operating margin for the second quarter of 2008 was 19.1%, nearly unchanged from the 19.7% level achieved in the second quarter of 2007.

Non-GAAP financial measures discussed in this release exclude the following items: a) amortization charges for purchased technology and other intangible assets resulting from the Company's acquisition transactions; b) stock-based compensation expense; c) restructuring charges; d) a charge related to idle facilities; and e) an adjustment to the income tax provision. All of these expenses are included in Actuate's GAAP results. The income tax rate used to compute non-GAAP net income was 30%.

2008 Outlook

The Company maintains its outlook for 2008. Specifically, the Company expects to post total revenue of approximately $140 million, with license revenues of approximately $48 million, Non-GAAP operating margins in the range of 20% - 21% and Non-GAAP EPS of approximately $0.33.

Second Quarter 2008 Business Highlights

  Total number of BIRT and Actuate BIRT downloads grew to over 4 million;
  Actuate exceeded $6.5 million in BIRT-related business in the first half of the year;

  BIRT Exchange was redesigned and maintained positive momentum across key metrics including user ranks;
  Actuate 9 SP3 was released to enhance support for a wider range of deployments;
  Actuate was the first to provide support, services and value added commercial products for the June 2008 release of Eclipse BIRT 2.3;
  Actuate was ranked 37 on the Fortune Small Business Top 100 List of Fastest Growing Companies;
  XLsoft signed an agreement to resell Actuate’s entire Java reporting product line, including BIRT-based products and the newly launched Actuate iServer Express in the Japan and Asia Pacific markets;
  Actuate and Webalo announced plans to deliver BIRT output to mobile devices;
  Actuate Performancesoft Views was selected as the Performance Management system of choice for key healthcare organizations including Bridgepoint Health, Winona Health, Dryden Regional Health Centre, Sefton Primary Care Trust, Derby City Primary Care Trust and Leeds Primary Care Trust.

Second Quarter Customer Highlights

During the second quarter, Actuate received significant new and repeat business from, among others: HSBC Global Asset Management, Corpsoft Nordic (ReportSoft), Madrid City, Société Générale, Pictet Funds, Toyota Motor Manufacturing (UK) Ltd., Schleupen AG, California Independent System Operator (ISO) Corporation, Humana Military Healthcare Services, Inc., Mercer Insurance Group, Inc., Verizon Business, Global Dosimetry Solutions, Inc., LA County Sanitation District, Wachovia Securities, LLC, Deltek, Inc., Niku Corp/CA, Siebel Systems Inc., S1 Corporation, Sandia National Laboratories, Abu Dhabi Police, Sumaria Group, ECC - (Environmental Chemical Corporation), Natural England, New York State Office for Technology.

Conference Call Information

Actuate will be holding a conference call at 4:30 p.m. Eastern Time, today, August 4th, 2008 to further discuss second quarter results. The dial-in number for the call is 866-383-8119 (+1 617-597-5344 for international participants) and the conference identification number is 23173701. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, merger and acquisition charges, restructuring charges, equity plan-related compensation expenses and charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Merger and acquisition charges represent in-process research and development charges related to products in development that had not reached technological feasibility at the time of acquisition. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

d) Merger and acquisition charges are in-process R&D charges which are excluded because they often vary significantly in size and amount, and are disregarded when acquisition decisions are made;

e) Operating expenses related to idle facilities are excluded because the charges relate to a facility that was abandoned in late 2007 and therefore the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company’s core operations, they are not included in the Company’s annual operating plan;

f) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. Prior to the quarter ended September 30, 2005, the Company used a normalized effective tax rate of 37.5%. Starting in the quarter ended September 30, 2005, the Company began to use a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 30% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

About Actuate Corporation

Actuate Corporation is dedicated to increasing the richness, interactivity and effectiveness of enterprise data, for everyone, everywhere. Actuate delivers the next generation RIA-ready information platform for both customer and employee-facing applications. The Actuate platform boasts unmatched scalability, high-performance, reliability and security. Its proven RIA capabilities and highly collaborative development architecture are backed by the world’s largest open source information application developer community, grounded in BIRT, the Eclipse Foundation’s only top level Business Intelligence and reporting project.

Global 9000 organizations use Actuate to roll out RIA-enabled customer loyalty and Performance Management applications that improve customer satisfaction and employee productivity. The Company has over 4,200 customers globally in a diverse range of business areas including financial services and the public sector, many of which have a long history of deploying Actuate-based solutions for dozens, or even hundreds of their mission-critical applications. Founded in 1993, Actuate has headquarters in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information on Actuate, visit the Company’s web site at www.actuate.com.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions (including the performancesoft, Inc. acquisition) on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2007 Annual Report on Form 10-K filed on March 17, 2008 and Quarterly Reports on Form 10-Q filed on May 9, 2008.

Copyright© 2008 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2008	2007

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$59,395	$68,415
Accounts receivable, net	23,974	38,575
Other current assets	7,717	5,278
Total current assets	91,086	112,268
Property and equipment, net	5,811	5,269
Goodwill and other intangibles, net	38,705	39,242
Investments	15,546	-
Other assets	13,317	13,129
	$164,465	$169,908

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,615	$2,667
Current portion of restructuring liabilities	3,120	3,201
Accrued compensation	4,643	6,326
Other accrued liabilities	4,247	5,677
Deferred revenue	38,879	40,352
Total current liabilities	52,504	58,223

Long term liabilities:
Deferred rent	1,071	1,124
Deferred revenue	2,820	3,499
Tax liabilities	483	483
Restructuring liabilities	4,416	5,606
Total long term liabilities	8,790	10,712

Stockholders' equity	103,171	100,973
	$164,465	$169,908

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
License fees	$12,289	$14,096	$19,899	$26,086
Services	22,311	20,604	44,222	40,589
Total revenues	34,600	34,700	64,121	66,675

Costs and expenses:
Cost of license fees	390	476	716	936
Cost of services	6,287	6,103	12,562	12,393
Sales and marketing	13,676	13,896	26,814	27,002
Research and development	5,770	5,605	11,401	11,073
General and administrative	4,683	4,265	9,404	8,802
Amortization of other intangibles	237	237	474	474
Restructuring charges	261	-	403	297
Total costs and expenses	31,304	30,582	61,774	60,977
Income from operations	3,296	4,118	2,347	5,698
Interest and other income, net	456	793	78	1,545
Income before income taxes	3,752	4,911	2,425	7,243
Provision (benefit) for income taxes	857	1,528	(3,377)	2,464
Net income	$2,895	$3,383	$5,802	$4,779
Basic net income per share	$0.05	$0.06	$0.10	$0.08
Shares used in basic per share calculation.	60,227	60,523	60,565	60,660
Diluted net income per share	$0.04	$0.05	$0.09	$0.07
Shares used in diluted per share calculation	65,485	68,480	66,370	68,460

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		(a)	June 30,		(a)
	2008	2007	Notes	2008	2007	Notes
GAAP income before income taxes	$3,752	$4,911		$2,425	$7,243
Non-GAAP adjustments:
Amortization of purchased technology	37	142	(b)	73	285	(b)
Amortization of other intangibles	237	237	(c)	474	474	(c)
Stock compensation expense under FAS123R	2,459	2,353	(d)	5,011	4,250	(d)
Restructuring charges	261	-	(e)	403	297	(e)
Operating expenses related to idle facilities	306	-	(f)	306	-	(f)
Non-GAAP income before income taxes	7,052	7,643		8,692	12,549
Non-GAAP tax provision	2,116	2,293	(g)	2,608	3,765	(g)
Non-GAAP net income	4,936	5,350		6,084	8,784
Basic non-GAAP net income per share	$0.08	$0.09		$0.10	$0.14
Shares used in basic per share calculation	60,227	60,523	(h)	60,565	60,660	(h)
Diluted non-GAAP net income per share	$0.08	$0.08		$0.09	$0.13
Shares used in diluted per share calculation	65,664	69,028	(h)	66,589	69,133	(h)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Performancesoft and Nimble acquisition transactions in January of fiscal year 2006, and July of fiscal year 2003, respectively. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) As of January 1, 2006 Actuate accounts for stock compensation expense under the fair value method. Actuate adopted the modified prospective transition method as defined under FASB 123R, “Share-Based Payment” (“SFAS 123(R)”). Actuate is presenting this non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended June 30, 2008, stock-based expense included approximately (in thousands): $1, $370, $716, $429, and $943, related to cost of license revenues, cost of services revenues, sales and marketing expense, research expense, and development and general and administrative expense, respectively.

(e) These costs were primarily related to the closure of various office facilities in North America and costs related to the termination of European employees in connection with the previous closure of one of our European operations.

(f) This relates to a one-time operating expense charge related to our former headquarters facility in South San Francisco, California. The facility was abandoned in September of 2007, when the Company moved to its new headquarters in San Mateo, California.

(g) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

(h) Shares used in calculating basic and diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
Operating activities	2008	2007
Net income	$5,802	$4,779
Adjustments to reconcile net income to
net cash from operating activities:
Stock compensation expense	5,011	4,250
Amortization of other intangibles	764	977
Depreciation	1,128	1,148
Net operating loss utilizations associated with prior acquisitions	(228)	30
Restructuring charges	379	297
Accretion of discount on short-term investments	205	(143)
Changes in operating assets and liabilities:
Accounts receivable	14,601	11,425
Other current assets	(2,580)	569
Accounts payable	(1,191)	35
Accrued compensation	(1,682)	(1,847)
Other accrued liabilities	(1,430)	(399)
Deferred tax assets	(48)	432
Deferred tax liabilities	-	(384)
Income taxes payable	-	(1,228)
Deferred rent liabilities	(53)	(23)
Restructuring liabilities	(1,651)	(1,341)
Deferred revenue	(2,152)	(2,209)
Net cash provided by operating activities	16,875	16,368

Investing activities
Purchases of property and equipment	(1,530)	(830)
Increase in restricted cash	-	(395)
Proceeds from maturity of short-term investments	46,297	47,857
Purchases of short-term investments	(35,137)	(58,600)
Net change in other assets	-	(33)
Net cash provided by (used in) investing activities	9,630	(12,001)

Financing activities
Tax benefit from exercise of stock options	-	1,454
Proceeds from issuance of common stock	3,606	3,276
Stock repurchases	(12,452)	(9,547)
Net cash used in financing activities	(8,846)	(4,817)
Net increase (decrease) in cash and cash equivalents	17,659	(450)
Effect of exchange rate on cash	1,169	79
Cash and cash equivalents at the beginning of the period	21,468	31,113
Cash and cash equivalents at the end of the period	$40,296	$30,742

CONTACT:
Market Street Partners for Actuate
Karen Haus, 650-645-3555
IR@actuate.com